Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts: Courtney Guertin Corporate Communications Manager 401-457-9501 courtney.guertin@linmedia.com Richard Schmaeling, Chief Financial Officer 401-457-9510 richard.schmaeling@linmedia.com

LIN Media LLC Announces Completion of “Window-Shop” Period

AUSTIN, TX – April 30, 2014 – LIN Media LLC (“LIN Media” or the “Company”) today announced that the “window-shop” period provided for in the merger agreement between the Company and Media General, Inc. expired at 11:59 P.M. Eastern time on April 25, 2014. The Company did not receive any qualifying superior acquisition proposals during the window-shop period.

Pursuant to the merger agreement, subject to certain requirements, the Company has the right to terminate the agreement in order to accept a superior proposal. A successful competing bidder who made a qualifying superior acquisition proposal during the “window-shop” period and who subsequently entered into a definitive agreement with respect to such proposal prior to May 15, 2014, would bear a $26,600,000 termination fee. No such qualifying superior acquisition proposals were made during the window-shop period. For a competing bidder who did not submit a qualifying superior acquisition proposal during the “window-shop” period, the termination fee would be $57,300,000.

About LIN Media
LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, along with a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens. LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes. The Company’s growing digital media portfolio helps agencies and brands effectively and efficiently reach their target audiences at scale by utilizing its ComScore Top 15 Video and Top 25 Display market share, and the latest in conversational marketing, video, display, mobile, social intelligence and monetization, as well as reporting across all screens.
Additional Information

This communication is not a solicitation of a proxy from any shareholder of Media General, Inc. (“Media General”) or LIN Media. In connection with the Agreement and Plan of Merger by and among Media General, Mercury New Holdco, Inc., (“Media General Holdings”), LIN Media and the other parties thereto (the “Merger”), Media General, Media General Holdings and LIN Media intend to file relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Media General Holdings that will contain a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEDIA GENERAL, LIN MEDIA, MEDIA GENERAL HOLDINGS AND THE MERGER. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by Media General, Media General Holdings and LIN Media with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by Media General and Media General Holdings may also be obtained for free from Media General’s Investor Relations web site (http://www.mediageneral.com/investor/index.htm) or by directing a request to Media General’s Investor Relations contact, Lou Anne J. Nabhan, Vice President, Corporate Communications, at (804) 887-5120.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

Media General and LIN Media and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of either Media General or LIN Media in connection with the Merger. Information about Media General’s directors and executive officers is available in Media General’s definitive proxy statement, dated March 14, 2014, for its 2014 annual meeting of shareholders. Information about LIN Media’s directors and executive officers is available in LIN Media’s definitive proxy statement, dated April 7, 2014, for its 2013 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the joint proxy statement/prospectus regarding the Merger that Media General Holdings will file with the SEC when it becomes available.

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